                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                            ARV Assisted Living, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                       [LETTERHEAD OF ARV ASSISTED LIVING]

FOR IMMEDIATE RELEASE

CONTACT:       Mitch Gellman
               Director of Investor Relations
               714/435/4322
               E-Mail:  investor.relations@arvi.com

            ARV ASSISTED LIVING REJECTS EMERITUS OFFER AS INADEQUATE
  -- INTERESTS OF SHAREHOLDERS BEST SERVED BY ARV'S CONTINUED INDEPENDENCE --

COSTA MESA, Calif. -- January 5, 1998 -- ARV Assisted Living, Inc. (Amex:SRS) announced today that its Board of Directors voted unanimously to recommend ARV shareholders reject Emeritus Corporation's highly conditional $17.50 per share tender offer (the "Emeritus Offer") and Emeritus' proposed second-step "squeeze out" merger as inadequate and not in the best interests of ARV shareholders.

The Board stated that the interests of ARV shareholders would best be served by the Company remaining an independent, publicly-traded company.

In its recommendation to ARV shareholders, the Board cited, among many other things:

        -       The Emeritus Offer does not reflect the inherent value of ARV.

        - The opinion of its financial advisors, Salomon Smith Barney, that the Emeritus Offer is inadequate.

        - Continued pursuit of ARV's strategic plan, including refinements that may result from management's ongoing review, that produce greater long-term value for ARV shareholders than proposed Emeritus transactions.

        - The numerous and significant conditions contained in Emeritus' proposal, several of which are subject to the sole discretion of Emeritus and EMAC Corp., a wholly-owned subsidiary of Emeritus.

        - The Board's belief that, considering Emeritus' financial condition, Emeritus may not be able to secure financing for the proposed Emeritus transactions.

        - The Board's concern that the consideration to be received by ARV shareholders in the proposed squeeze out merger could consist, in whole or in part, of securities of Emeritus.

                                    --more--

"ARV intends to remain independent and pursue its business strategy," said Howard G. Phanstiel, Chairman and Chief Executive Officer of ARV. "Management continues to refine ARV's strategic business plan and actively explore opportunities to enhance the value for its shareholders."

ARV Assisted Living, Inc. was founded in 1980. ARV is one of the nation's leading providers of assisted living. The company operates 48 communities containing about 6,150 units in 10 states. It has six communities, containing 756 units, under construction in California, Florida, Massachusetts and Nevada.



                                      # # #

                                                                  ARV LETTERHEAD

                                January 5, 1998

Dear Shareholder:

     By now you have heard their pitch -- vote for us and you will get $17.50 per share in immediate cash. I am writing to tell you, DON'T BE FOOLED. DON'T VOTE FOR EMERITUS'S SLATE.

     We don't believe that Emeritus is offering you $17.50 in immediate cash. They are offering you a pig in a poke. Their offer is filled with condition after condition that gives Emeritus in its sole discretion the right to walk away from that offer. And, if they do, or perhaps I should say when they do, what will you have? You will not receive $17.50 in cash. You may get less cash, or Emeritus stock instead of cash. Even worse, victory by an Emeritus slate triggers a default in more than one-half of ARV's leases on existing facilities, an event which jeopardizes ARV's right to occupy the leased premises and is almost certain to result in significantly higher lease costs to ARV. THUS, IF EMERITUS FAILS TO CONSUMMATE ANY TRANSACTION WITH ARV (AS OCCURRED RECENTLY WHEN EMERITUS ATTEMPTED A FRIENDLY MERGER WITH ANOTHER ASSISTED LIVING COMPANY), YOU MAY BE LEFT WITH ARV STOCK DEVALUED BY THE POTENTIAL LOSS OF PROPERTIES DUE TO TERMINATED LEASES OR THE LIKELY HUGE ADDITIONAL EXPENSES RESULTING FROM THE FORCED RENEGOTIATION OF A SIGNIFICANT NUMBER OF THOSE LEASES.

     If you vote for Emeritus's slate, one thing you know you will have is a board of directors whose primary loyalty is to Emeritus, not to you. Ask yourself, when that board is in place, how will your investment be protected? DON'T BE FOOLED. DON'T VOTE FOR EMERITUS'S SLATE.

     A little over one month ago, I took the job as your Chairman and Chief Executive Officer because I believed in ARV; I believed in the opportunity it has to thrive in a market that is certain to grow in the coming years; I believed in the opportunity created by ARV's strategic relationship with Lazard Freres; and, I believed that new leadership would make a difference at a company that had lost focus and was underperforming in part due to a lack of strategic direction.

     I AM CONVINCED MORE THAN EVER THAT I WAS RIGHT. In the short time since I joined the Company, ARV has received an offer to buy its Rehab Therapy business. The sale of this business by ARV will be accretive to earnings on a continuing basis as a result of continuing contracts with the buyer to provide rehabilitation services to ARV facilities. We have also acquired one new development property and decided to commence construction on a second, both of which I am confident will increase our earnings in 1999. And, we have begun to cut our overhead expenses. ALL THAT IN MY FIRST COUPLE OF WEEKS.

     Now, we are in the process of cementing a strategic relationship with Kapson Senior Quarters, a leading East Coast based assisted living provider, so that ARV can reduce its development costs and at the same time increase its earning potential through the addition of new sites to manage and lease. We have also sold an existing community that was a drain on our earnings and a development site that does not fit our current cluster strategy. We are now exploring acquisitions of new facilities that could increase our market penetration in some of our key markets. ALL THAT IN ONE MONTH.

     As an investor, or as the custodian of the money of those for whom you invest, you must decide whom you want to run this company. Do you want Emeritus, with its illusory promise of immediate cash, its reckless proxy contest which exposes over one-half of ARV's leases to default and thus termination or renegotiation, its own track record of missing earnings estimates and a stock that in 1996 and 1997 underperformed its peers dramatically? OR, do you want your Board members, many of whom have significant holdings of ARV stock, and your new CEO, who chose your company because of the significant opportunity it presents? I think the choice is clear.

                         THE EMERITUS OFFER IS A PLOY;
            THEY WILL NOT PAY YOU $17.50 PER SHARE IN IMMEDIATE CASH

     Your Board has considered Emeritus's tender offer and determined that it is not in the best interests of ARV's shareholders. Why? First, there are obvious concerns about the price, given the opportunities that your Board and I believe lie ahead for ARV. BUT, EVEN MORE IMPORTANTLY, YOUR BOARD BELIEVES THE OFFER IS SIMPLY NOT A REAL ONE FOR $17.50 PER SHARE IN CASH. The Emeritus offer is hopelessly conditional. Among other things, it is subject to Emeritus obtaining $400 million of financing on terms satisfactory to it in its sole discretion. What kind of an offer is that?

     On December 23, I wrote to Emeritus asking it to provide us information that would enable your Board to assess the likelihood that Emeritus would obtain the financing it needs on terms satisfactory to it. When they finally answered me last Friday, they refused to show us their commitment letters, refused to say anything about their financing arrangements after the first $110 million and provided ARV a lengthy list of the "more significant conditions" to obtaining a loan for even that $110 million tranche. THE LIST INCLUDES AT LEAST TWO CONDITIONS WE ARE NEARLY CERTAIN WILL PROVIDE EMERITUS'S FINANCIAL INSTITUTION THE RIGHT TO WALK AWAY IF EMERITUS GAINS CONTROL OF ARV'S BOARD OF DIRECTORS. In fact, one of the conditions is that there be no material adverse change in ARV's business. However, as Emeritus knows only too well, if it buys ARV, or even elects its nominees to ARV's Board, a material adverse change in ARV's business will occur because of the defaults occasioned in ARV's leases upon a change of control.

     ANOTHER CONDITION OF THE OFFER MAKES CLEAR THAT IT IS NOT A REAL CASH OFFER OF $17.50 PER SHARE. Emeritus states that its offer is conditioned on rescission of the issuance of shares to Lazard Freres pursuant to ARV's redemption of the $60 million note owed to Lazard Freres. The only way this can happen is through a final court order compelling Lazard Freres to deliver the shares back to ARV in exchange for a re-executed $60 million note. This simply cannot happen any time soon. Do you seriously believe that Lazard Freres will not appeal any adverse ruling? So, you have to ask yourself, is Emeritus making an offer to buy your shares or not?

     If you read Emeritus's tender offer document closely, you will see that Emeritus calculates that it would cost Emeritus $14 million more to buy ARV if the issuance of those shares is not cancelled. EMERITUS GOES ON TO RESERVE THE RIGHT TO REDUCE THE PRICE IT IS WILLING TO PAY TO ARV'S SHAREHOLDERS BY THIS $14 MILLION IF THE ISSUANCE OF THE SHARES IS NOT CANCELLED. THIS IS A REDUCTION OF ALMOST $.85 PER SHARE. AFTER REVIEWING THIS LANGUAGE, YOUR BOARD CONCLUDED THAT EMERITUS HAD FRAMED ITS OFFER TO GIVE IT TWO MORE WAYS OUT (IN ADDITION TO THE FINANCING OUT I'VE ALREADY DISCUSSED); FIRST, EMERITUS CAN SIMPLY WALK AWAY BECAUSE THERE WILL BE NO FINAL COURT ORDER BY THE END OF JANUARY CANCELLING THE SHARES

LAZARD FRERES NOW OWNS AND, SECOND, IT CAN CANCEL ITS OFFER AND REDUCE THE PRICE IT IS WILLING TO PAY IN ANY NEW OFFER FROM $17.50 PER SHARE TO AT LEAST $16.65 PER SHARE.

     So, you might ask, what is Emeritus's plan? Good question. Again, on December 29, I wrote to Emeritus asking its CEO to tell me what it plans to do when, inevitably, it becomes clear that there will be no final court order any time soon that requires Lazard Freres to return the shares it now owns. The response I got was flabbergasting. If this occurs, Emeritus said, the ARV Board will have an opportunity to react to a change in the purchase price. BUT IF EMERITUS HAS ITS WAY, ITS NOMINEES WILL CONTROL ARV'S BOARD AND BE IN A POSITION TO ACCEPT THAT REDUCED PRICE.

     Your Board and its financial and legal advisors have carefully reviewed the Emeritus tender offer and the letter they sent us regarding their financing. I could go on and on describing the multiple unusual conditions that Emeritus has attached to its offer or that operate as an escape hatch for Emeritus's financiers. BUT WHAT IS CRITICAL IS THAT, AFTER A CAREFUL REVIEW, YOUR BOARD HAS CONCLUDED THAT THE ODDS OF EMERITUS PAYING YOU $17.50 PER SHARE IN IMMEDIATE CASH ARE REMOTE.

     Believe it or not, there is even more evidence, apart from all of the conditions to the Emeritus tender offer, to support our view that Emeritus does not intend to pay you $17.50 cash for your shares. Emeritus has been pursuing ARV since last June. AT EACH STEP OF THE WAY, EMERITUS HAS SUGGESTED IN WRITING OR ORALLY THAT WHAT IT REALLY BELIEVES TO BE IN ITS BEST INTERESTS IS A STOCK FOR STOCK MERGER.

     DON'T BE FOOLED. DON'T VOTE FOR EMERITUS'S SLATE. EMERITUS IS NOT GOING TO PAY YOU $17.50 PER SHARE IN IMMEDIATE CASH IF YOU ELECT ITS SLATE OF DIRECTORS.

                       ELECTING EMERITUS'S NOMINEES WILL
                  SIGNIFICANTLY HARM ARV'S FINANCIAL CONDITION

     If Emeritus receives enough proxies to elect its slate of directors, ARV may well suffer serious financial consequences. At least 18 of ARV's 32 leases on its existing assisted living facilities have change of control provisions that will be triggered if control of ARV's Board shifts to Emeritus's nominees. These change of control provisions allow the landlords to declare ARV's tenancy terminated. What will happen if these provisions are triggered? It is quite possible that a number of these leases will be terminated. Even if the leases are not terminated, ARV believes that, at a minimum, the landlords will seek to renegotiate lease terms to bring the rental rates up to market levels and to take into account the additional risk to them of doing business with an entity controlled by Emeritus. (EMERITUS, AFTER ALL, IS IN EXTREMELY WEAK FINANCIAL CONDITION -- IT IS LOSING MONEY AT A RATE OF $20 MILLION PER YEAR AND ITS STOCK HAS BEEN FLAT FOR TWO YEARS WHILE ITS PEER GROUP HAS MORE THAN DOUBLED IN VALUE.) ARV estimates that, even if we lose none of the facilities, our lease costs could rise by as much as $3 million per year simply by electing Emeritus's nominees to the Board. And, of course, this change in our lease costs will give Emeritus and its financiers the right to walk away from their offer.

     But something even more sinister could happen. Emeritus knows about these provisions because it leases from some of the same landlords as ARV. When the landlords come knocking on ARV's door to obtain increased rents, who will be there? The answer is directors nominated by Emeritus, one of ARV's main competitors. WHAT IS TO STOP THE EMERITUS NOMINEES FROM SIMPLY FAILING TO REACH AGREEMENT WITH THESE LANDLORDS, WHILE

EMERITUS ITSELF CALLS ON THOSE LANDLORDS AND OFFERS THEM A BETTER PRICE FOR THEIR FACILITIES? IF YOU ELECT EMERITUS'S NOMINEES, THIS COULD HAPPEN TO ARV. Sure, you would have a lawsuit for breach of fiduciary duty (if you could prove the facts) but, ask yourself, are you willing to play this kind of Russian roulette with your investment in ARV? If you vote for Emeritus' nominees and this happens, how will you explain your vote to the people who have entrusted you with their money?

     DON'T BE FOOLED. DON'T PLAY RUSSIAN ROULETTE WITH YOUR INVESTMENT IN ARV. DON'T VOTE FOR EMERITUS'S SLATE.

     Emeritus wants you to vote for their slate supposedly so that slate can then implement its proposed merger with ARV. But, we all know that deals often do not close. In the case of a highly conditional, extremely leveraged transaction like that proposed by Emeritus, there is an even greater likelihood that no transaction will ever occur. This very thing has happened in a 1996 merger proposed by Emeritus with another assisted living company. Who then will run your company? Certainly not the nominees proposed by Emeritus. You, the ARV shareholders, will be left to pick up the pieces of a stock that has been battered by lease renegotiations or defaults (triggered by the election of the Emeritus nominees) and the absence of a business plan and a management to implement a plan. What rational investor would take this risk?

     WE URGE YOU TO RE-ELECT YOUR CURRENT BOARD OF DIRECTORS. PLEASE SIGN, DATE AND PROMPTLY MAIL THE WHITE PROXY CARD THAT YOU RECEIVED OR WILL RECEIVE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR SUPPORT.

                                   IMPORTANT

DO NOT VOTE ANY BLUE PROXY CARDS YOU MAY RECEIVE FROM EMERITUS
CORPORATION -- NOT EVEN TO WITHHOLD ON THE EMERITUS NOMINEES. DOING SO MAY HAVE THE EFFECT OF CANCELING YOUR VOTE FOR ARV'S NOMINEES. ALSO, DO NOT VOTE ANY GOLD PROXY CARDS.

TO BE CERTAIN YOUR VOTE WILL COUNT FOR ARV'S NOMINEES, PLEASE MARK, SIGN, DATE AND PROMPTLY MAIL ARV'S WHITE PROXY CARD THAT YOU RECEIVED OR WILL RECEIVE IN THE ENCLOSED ENVELOPE.

                                          On Behalf of your Board of Directors,

                                          Sincerely,

                                          /s/ HOWARD G. PHANSTIEL
                                               Howard Phanstiel

     IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ADDITIONAL INFORMATION OR ASSISTANCE, PLEASE CALL OUR PROXY SOLICITOR, MACKENZIE PARTNERS, AT 1-800-322-2885.

CERTAIN ADDITIONAL INFORMATION: ARV Assisted Living, Inc. (the "Company") will be soliciting proxies against the director nominees of Emeritus Corporation and other shareholder proposals by Emeritus Corporation. The following individuals may be deemed to be participants in the solicitation of proxies by the Company and as of December 18, 1997 beneficially owned the number of shares of common stock as indicated: Howard G. Phanstiel, Chairman of the Board and Chief Executive Officer, 0 shares; John A. Booty, interim President, 699,246 shares; David P. Collins, Executive Vice President, 558,939 shares; Graham P. Espley-Jones, Executive Vice President and Chief Financial Officer, 274,964 shares; Sheila M. Muldoon, Vice President and General Counsel, 3,500 shares; Eric K. Davidson, Senior Vice President, 14,538 shares; Robert P. Freeman, Director, 6,183,238 shares; Murry N. Gunty, Director, 6,183,238 shares; Kenneth
M. Jacobs, Director, 6,183,238 shares; R. Bruce Andrews, Director, 5,000 shares; Maurice J. DeWald, Director, 6,000 shares; and John J. Rydzewski, Director, 10,000 shares.

         The Company has retained Salomon Smith Barney ("SSB") and Bear, Stearns & Co., Inc. ("Bear Stearns") to act as financial advisors in connection with the proxy solicitation. Pursuant to an engagement letter with SSB, the Company has agreed to pay SSB (i) a fee of $250,000 for each fairness or inadequacy opinion that it renders to the Company and (ii) additional fees equal to 1.1% of the aggregate consideration payable to the Company in connection with an acquisition or similar business combination involving the Company or relating to the acquisition of more than 30% of the Company's voting securities from the Company and/or its shareholders. Pursuant to an engagement letter with Bear Stearns, the Company agreed to pay Bear Stearns a total of $500,000 for its advisory services. In addition, the Company has agreed to reimburse SSB and Bear Stearns for their reasonable out-of-pocket expenses, including fees of counsel and any sales, use or similar taxes, and to indemnify SSB and Bear Stearns against certain liabilities in connection with their engagement. Although SSB and Bear Stearns do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission, or that Schedule 14A requires the disclosure of certain information concerning them, Wilder Fulford (Managing Director), Michael Rimland (Associate), Vivek Seth (Associate), Mary Amor (Associate) and Aakash Aggarwal (Analyst), in each case of SSB, and Curtis Lane (Senior Managing Director), Court Houseworth (Managing Director), Patti Louie (Vice President), Justin Lancer (Associate) and Dan Goldberg (Analyst), in each case of Bear Stearns (collectively, the "Financial Advisory Participants"), may assist the Company in the solicitation of proxies for the annual meeting.

         SSB has provided financial advisory and investment banking services to the Company from time to time for which they have received customary compensation. Recently, SSB acted as the Company's financial advisor in connection with an $86.9 million investment in the Company by Prometheus Assisted Living LLC for which SSB received or is entitled to receive a fee equal to 3% of the total transaction value.

         In the ordinary course of their business, SSB and Bear Stearns may actively trade securities for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. According to a Schedule 13D filed by SSB on December 6, 1997, as of October 29, 1997, SSB may be deemed to beneficially own 664,788 shares of the Company's Common Stock. Bear Stearns has advised the Company that as of January 2, 1997, Bear Stearns held a net long position of approximately 15,026 shares of the Company's Common Stock over which Bear Stearns exercised investment discretion. Except as set forth above, to the Company's knowledge, none of SSB, Bear Stearns or any of the Financial Advisory Participants has any interest, direct or indirect, by security holdings or otherwise, in the Company.